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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

Exhibit 10.30

LICENSE and SUPPLY AGREEMENT

By and Between

Immunicon Corporation

And

Research and Diagnostic Systems, Inc.

        THIS LICENSE and SUPPLY AGREEMENT (hereinafter "Agreement"), dated and effective as of the Effective Date (as hereinafter defined) on behalf of each of the parties hereto and their Affiliates (as hereinafter defined), is by and between Immunicon Corporation, a corporation organized and existing under the laws of the state of Delaware, having an office at 3401 Masons Mill, Suite 100, Huntingdon Valley, Pennsylvania 19006, together with its Affiliates (hereinafter collectively, "Immunicon"), and Research and Diagnostic Systems, Inc., a corporation organized and existing under the laws of the state of Minnesota, having an office at 614 McKinley Place N.E., Minneapolis, Minnesota 55413, together with its Affiliates (hereinafter collectively, "RDS").

WITNESSETH:

        WHEREAS, Immunicon possesses proprietary technology and skills in developing, manufacturing and labeling particles having magnetic properties, such as ferrofluids, which may be suitable for various uses, such as in vitro diagnostic applications, and RDS possesses proprietary technology and skills in developing, manufacturing and marketing antibodies, in particular monoclonal antibodies, which may have use in such applications; and

        WHEREAS, each party has evaluated the proprietary technology of the other party and each has determined that it now wishes to further enter into a business relationship concerning the development, manufacturing, marketing and sales of products incorporating their respective proprietary technologies under the terms and conditions set forth herein; and

        WHEREAS, RDS wishes to receive from Immunicon, and Immunicon wishes to supply to RDS, under the terms and conditions set forth herein, portions of Immunicon's proprietary technology in the form of ferrofluid conjugates produced by Immunicon initially; provided that the parties may agree in the future to negotiate in good faith the terms and conditions under which at least some of such ferrofluid conjugates may be produced by RDS, and which incorporate certain of RDS's antibodies, for incorporation and repackaging by RDS into Licensed RDS Products (as hereinafter defined), and associated Immunicon products, which are intended to be sold by RDS hereunder solely for life science research applications that do not require formal governmental regulatory approval prior to sale, and in connection with such supply Immunicon is willing to grant to RDS a non-exclusive, world-wide, royalty-bearing license, under the terms and conditions of this Agreement, to use, have used, sell and have sold Licensed RDS Products which include such conjugates, and such associated products, solely for the above-mentioned life science research applications; and

        WHEREAS, upon Immunicon's request, RDS is willing to negotiate in good faith with Immunicon the terms and conditions under which RDS would provide certain assistance to Immunicon in the use of certain proprietary RDS technology for the cloning, expression and antibody production of a selected group of proteins (as identified in Appendix C hereto) which may be useful in the development and commercialization of Immunicon products.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    DEFINITIONS.

        Certain terms are used in this Agreement as specifically defined herein. In addition, the following terms shall have the meanings set forth in this Article 1:

          1.1   "Affiliate" when used with respect to either party, means any corporation, association, partnership, joint venture, trust, organization, or other business entity or subdivision thereof that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Party.

          1.2   "Effective Date" means August 14, 2003.

          1.3   "IMMC Conjugates" means magnetic reagents incorporating IMMC Technology, including without limitation [**] listed in Appendix A (which may be updated from time to time be written agreement of the parties), that are produced by Immunicon using [**] supplied by RDS, and supplied to RDS by Immunicon in [**] together with any necessary IMMC Technology for repackaging by RDS solely into Licensed RDS Products according to the terms and conditions of this Agreement.

          1.4   "IMMC Hardware" means Immunicon products, other than IMMC Conjugates, that are supplied by Immunicon to RDS hereunder for use in association with Licensed RDS Products; IMMC Hardware which may be supplied under this Agreement is listed in Appendix A.

          1.5   "IMMC Technology" means patents and patent applications throughout the Territory owned by or licensed to Immunicon (hereinafter "IMMC Patent Rights") and other proprietary information and unpatented or unpatentable know-how, which is directly related to IMMC Conjugates and relevant to the packaging, promotion, marketing and sale by RDS of Licensed RDS Products. IMMC Patent Rights relevant to this Agreement as of the Effective Date are listed in Appendix D. Appendix D shall be updated by Immunicon from time to time as necessary to reflect the filing and issuance of new patent applications and patents included in IMMC Patent Rights which are relevant to this Agreement,, including any and all United States patents and patent applications and all other corresponding patents and patent applications throughout the Territory.

          1.6   "IMMC Trademark" means any trademarks authorized by Immunicon to be used by RDS in connection with Licensed RDS Products during the term of this Agreement; if any IMMC Trademarks are authorized for use under this Agreement, they shall be listed in an Appendix E hereto.

          1.7   "Licensed RDS Products" means the authorized products that incorporate or utilize IMMC Conjugates and any associated IMMC Hardware, and which are packaged, marketed and sold by RDS hereunder solely for the Licensed Use. Licensed RDS Products shall be listed in Appendix C, the details of which shall be updated from time to time during the term of this Agreement.

          1.8   "Licensed Use" means use of Licensed RDS Products in any life science research use only application only by a end-user, provided that such life science application is not a Regulated Use (as herein defined). For purposes of this Agreement, "Regulated Use" means any use that occurs in a clinical or diagnostic laboratory environment which is approved by, or for which approval could or must be sought, from the United States Food and Drug Administration or from any comparable agency in any country other than the United States, and the use or the results

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  thereof are subject to regulation or control by any governmental body or regulating authority. Licensed Use expressly excludes, by way of example but not limitation: any human and veterinary in vivo or in vitro diagnostic application, such as screening, diagnosis, staging or monitoring of cancer or any other disease; any in vivo imaging; or any therapeutic use.

          1.9   "Territory" means all countries of the world.

        2.    TERM AND TERMINATION.

          2.1   This Agreement and the licenses, rights and obligations hereunder shall commence on the Effective Date, and continue for the life of the relevant IMMC Patent Rights, unless terminated by either RDS or Immunicon upon six (6) months prior notice by the terminating party to the other party, or unless one of the termination options identified in this Article 2 applies.

          2.2    Termination by Mutual Consent.    This Agreement shall terminate upon the mutual written agreement of the parties.

          2.3    Termination for Financial Difficulties.    Either party shall have the right to terminate this Agreement upon thirty (30) days prior notice to the other party, if such other party becomes involved in financial difficulties as evidenced:

            a)    by such other party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case; or

            b)    by such other party's failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or

            c)     by such other party's seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief; or

            d)    by the entry of an order by a court of competent jurisdiction finding such other party to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

            e)    by such other party making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

          2.4    Termination for Material Breach.    If either party breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the giving of notice by the other party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement, effective with ten (10) days further notice to the defaulting party. The failure by a party to exercise its right to terminate this Agreement pursuant to this Section 2.4 in the event of any occurrence giving rise thereto shall not constitute waiver of its rights in the event of any subsequent occurrence.

          2.5   Following the expiration of the relevant IMMC Patent Rights, Immunicon grants RDS a right of first negotiation to continue the use of IMMC Technology for the development, production, use and sale of Licensed RDS Products, under such terms and conditions as may be negotiated by the parties in good faith.

          2.6   Except as otherwise provided in this Agreement, upon any expiration or termination of this Agreement:

            a)    All rights, privileges and licenses granted hereunder shall immediately terminate and revert to the party granting same hereunder; b) each party shall promptly return or provide to the other, upon request, all confidential information received from the other party and existing in tangible form and relevant to the rights and obligations under this Agreement, except that each party may keep an archival copy of such confidential information in its legal department to verify its obligations under this Agreement;

            c)     RDS shall promptly destroy or transfer to Immunicon, at Immunicon's election, all marketing, labeling, or advertising materials relating to Licensed RDS Products or IMMC Trademarks; and

            d)    RDS shall pay to Immunicon, within thirty (30) days following such expiration or termination, all amounts due to Immunicon pursuant to the terms and conditions of this Agreement.

          2.7   The provisions of Articles 1, 10, 11, 14, 15 and Section 2.6 shall survive any expiration or termination of this Agreement, together with any other express right, obligation or duty of the parties which by its nature would survive such expiration or termination.

        3.    LICENSE GRANTS/USE OF RDS TECHNOLOGY BY IMMUNICON.

          3.1   Immunicon hereby grants to RDS, while this Agreement is in effect, the non-exclusive, royalty-bearing, limited right and license, without the right to sublicense, under IMMC Technology:

            a)    to incorporate IMMC Conjugates supplied by Immunicon hereunder into Licensed RDS Products and to use IMMC Conjugates and IMMC hardware to develop and produce Licensed RDS Products for the Licensed Use in the Territory;

            b)    to develop, produce, use, have used, sell and have sold Licensed RDS Products incorporating IMMC Conjugates and to use, have used, sell and have sold IMMC Hardware in association with Licensed RDS Products, solely for the Licensed Use in the Territory, either directly to end-users or through RDS's standard distribution channels, where the Licensed RDS Products or IMMC Hardware are sold as packaged by RDS (with RDS' standard packaging) and are not repackaged, derivatized, or incorporated into another product by a third party before transfer to the ultimate consumer; and

            c)     to use or have used the IMMC Trademarks and IMMC Technology in the Territory solely in connection with the marketing, selling and distributing of Licensed RDS Products and/or IMMC Hardware, solely for the Licensed Use in the Territory.

          3.2   No other rights or licenses are granted to RDS hereunder, it being expressly understood and agreed, by way of example but not limitation, that no right or license is granted to RDS hereunder to research, develop, reproduce, copy or reverse engineer IMMC Conjugates, IMMC Hardware or any other aspect of IMMC Technology, to make or have made any IMMC Conjugates or IMMC Hardware, to otherwise use or sell IMMC Conjugates, Licensed RDS Products or IMMC Hardware except as permitted herein, or to directly or indirectly develop, produce, market, promote, encourage use of, exploit, offer for sale, sell or have sold, distribute or have distributed, or otherwise dispose of, IMMC Conjugates, Licensed RDS Products or IMMC Hardware in the Territory for any use other than the Licensed Use.

          3.3   Immunicon shall not, for a period of two (2) years following the Effective Date, without the prior written consent of RDS, enter into a supply arrangement to sell IMMC Conjugates to any third party for use or incorporation in a product to be sold for the Licensed Use, except to

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  third parties to whom Immunicon has a contractual obligation, which was entered into prior to the Effective Date of this Agreement, to sell such IMMC Conjugates. After such two (2) year period, if requested by RDS, Immunicon agrees that it will negotiate in good faith with RDS to extend such period upon such terms and conditions as may be agreed by the parties in writing. Notwithstanding the foregoing, while this Agreement is in effect, Immunicon shall, by way of example and not by way of limitation, have and retain the rights to develop, make, have made, market, sell, distribute and use and have used any IMMC Conjugate, IMMC Hardware or any other product or material incorporating or utilizing IMMC Technology whether or not substantially equivalent or similar to any IMMC Conjugate supplied to RDS hereunder or any Licensed RDS Product, outside the scope of the Licensed Use, and to conduct any research and development or testing activity with respect thereto.

          3.4   If, during the term of this Agreement, Immunicon desires to grant rights to RDS with respect to new Licensed RDS Products to be marketed and sold by RDS within the scope of the Licensed Use as herein defined but which are not set forth in Appendix C as of the Effective Date, the parties shall consider entering into a separate written definitive agreement, or an appropriate amendment to this Agreement, with respect thereto, as determined by RDS and Immunicon through good faith negotiations.

          3.5   Immunicon may request the assistance of RDS in the utilization of proprietary RDS technology for the [**] (as identified in Appendix C) of up to [**] and [**], for use in the development of Immunicon products. RDS agrees that if the [**] are part of a [**] to RDS, RDS shall provide such assistance as part of RDS' ongoing new product development activities without cost or charge to Immunicon. However, In the event that RDS deems it necessary that additional laboratory work will be required to provide the assistance that Immunicon has requested, both parties agree to negotiate in good faith to enter into a separate research agreement containing the detailed terms and conditions under which such assistance is provided and the additional costs to RDS of such additional laboratory work will be reimbursed in whole or in part by Immunicon. In the event Immunicon desires to commercialize any products that may result from the foregoing activities, such commercialization shall be under the terms and conditions of a separate definitive written agreement negotiated by the parties in good faith.

        4.    MARKETING OF LICENSED RDS PRODUCTS.

          4.1   RDS shall in good faith make reasonable commercial efforts and expenditures to diligently market and promote sales of Licensed RDS Products for the Licensed Use in the Territory. RDS's good faith efforts and expenditures shall be at least comparable to RDS's efforts and expenditures for other RDS products. Immunicon shall from time to time furnish RDS with IMMC Technology as and to the extent Immunicon reasonably determines is necessary to assist RDS in efforts to commercialize Licensed RDS Products. Management reviews shall be held at intervals mutually agreed between the parties, to review goals, status of marketing and sales activities with respect to Licensed RDS Products and associated IMMC Hardware, customers and new developments for the Licensed RDS Products.

          4.2   RDS shall provide Immunicon with information about any proposed Licensed RDS Products and any associated IMMC Hardware to be marketed and promoted for sale by RDS, whether or not as a catalog item, prior to the first commercialization of such proposed Licensed RDS Products and any associated IMMC Hardware, for review and approval by Immunicon for compliance with the terms and conditions of this Agreement. In order to accomplish the foregoing, RDS will inform Immunicon of Licensed RDS Products that are being developed as far as practicable in advance of commercialization thereof, and will provide literature and labels relating

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

  to such Licensed RDS Products within a reasonable time after they are available. Examples of such further information that will be provided to Immunicon by RDS, when available, are copies of any written information, such as advertising materials or information or data sheets, which refer to or describe Licensed RDS Products. Immunicon shall not unreasonably withhold such approval.

          4.3    Product Marking.    RDS shall place or cause to have placed on all Licensed RDS Products and IMMC Hardware marketed or sold hereunder, or on the accompanying product literature, a suitable and clearly legible legend that restricts such Licensed RDS Products and IMMC Hardware to the Licensed Use, such legend to be in the language(s) of the labeling of such Licensed RDS Products and IMMC Hardware where the same are marketed and/or sold and in conformance with all applicable governmental regulatory requirements. Such legend shall include, by way of example but not limitation, the phrase "This product is licensed solely for use in life science applications that are not clinical diagnostic or therapeutic applications" or substantially equivalent language translated into the language of the area where it is marketed and sold, indicating appropriate restrictions on use of Licensed RDS Products and IMMC Hardware in accordance with the rights granted RDS hereunder, and in accordance with US Food and Drug Administration and any other governmental authority labeling requirements in any country for products that are not approved for a use that is a Regulated Use. In addition, the packaging for all Licensed RDS Products and any accompanying literature, and any catalog listings, informational or promotional literature used in connection with the sales and/or marketing thereof, shall bear a clearly visible legend thereon with substantially the following wording, translated into the language of the area where it is marketed and sold: "This product utilizes and/or contains technology licensed from Immunicon Corporation, Huntingdon Valley, Pennsylvania 19006 USA, which is covered by one or more claims of United States and International patents and/or pending patent applications."

          4.4   RDS shall provide a copy of the initial versions of labels, product literature and/or catalog listings for Licensed RDS Products and any associated IMMC Hardware, to Immunicon for review and approval in accordance with the requirements of Sections 4.3, prior to the first distribution, sale or release of the associated Licensed RDS Product and/or IMMC Hardware to the market, but shall not be required to provide subsequent variations of the foregoing which involve changes in non-substantive variable information such as changes in catalog number, quantity, lot number, etc.

          4.5   RDS hereby recognizes and acknowledges that because of the legal and regulatory requirements concerning certain uses of IMMC Technology, including IMMC Hardware, and Licensed RDS Products, Immunicon has a legitimate interest in assuring that the foregoing are not used in inappropriate and impermissible ways. Accordingly, in addition to the product marking requirements of Section 4.3 above, RDS shall use reasonable commercial efforts to monitor its customers and end users of Licensed RDS Products and associated IMMC Hardware sold hereunder to assure compliance with the Licensed Use hereunder, and shall promptly inform Immunicon in writing of any use by any such customer or end user of which it becomes aware that is not in accordance with the Licensed Use.

          4.6   RDS shall make available to Immunicon upon request scientific research publications relating to technical advances in and useful modifications of Licensed RDS Products that shall come to the knowledge of RDS.

        5.    PURCHASE OF IMMC CONJUGATES AND IMMC HARDWARE.

          5.1   Subject to all the terms and conditions of this Agreement, Immunicon shall sell IMMC Conjugates to RDS for incorporation into Licensed RDS Products which have been developed and produced by RDS for use and sale by RDS solely for the Licensed Use, and also sell to RDS any IMMC Hardware that RDS may reasonably require in association with such use and sale of such

  Licensed RDS Products, in such commercially reasonable quantities as Immunicon is capable of supplying. RDS shall purchase its entire requirements of such IMMC Conjugates and IMMC Hardware exclusively from Immunicon. While this Agreement is in effect and except as provided in Article 11, RDS shall not, without Immunicon's prior written consent, after having introduced commercially to the market a particular Licensed RDS Product, sell any other magnetic particle separation product or substance substantially capable of being used in a similar manner to that of such Licensed RDS Product or used in a similar manner to IMMC Conjugates incorporated into such Licensed RDS Product. For the purposes of this Section 5.1, "in a similar manner" means the use or incorporation into a product as a substitute for functionality for which such Licensed RDS Product or IMMC Conjugate is technically and commercially suitable, but not use or incorporation into a product for which such Licensed RDS Product or IMMC Conjugate is not technically or commercially suitable; provided, however, that nothing in this sentence shall be construed to grant RDS the right to infringe any patent or other proprietary right of Immunicon.

          5.2   The IMMC Conjugates to be produced and supplied to RDS hereunder shall be produced from and include only antibodies and any associated material and substances supplied by RDS to Immunicon. Immunicon shall not be obligated to utilize any other antibodies or other associated material and substances, and Immunicon shall have no obligation to produce any quantities of IMMC Conjugates for supply to RDS hereunder if such production and/or supply is determined in good faith by Immunicon's management to be technically or commercially not feasible for any reason, including without limitation the failure of RDS to supply sufficient quantities or quality of antibodies to Immunicon for use in IMMC Conjugates. The IMMC Conjugates and IMMC Hardware to be supplied and sold by Immunicon and purchased by RDS hereunder shall conform to the specifications for same as set forth in Appendix A, which may be amended from time to time by mutual agreement of the parties in writing.

          5.3   Upon receipt by Immunicon of a purchase order or equivalent document for IMMC Conjugates and/or IMMC Hardware from RDS, Immunicon shall use reasonable commercial efforts to meet the schedule for delivery requested by RDS in such document. For each item listed in Appendix A, the parties shall establish by mutual agreement a commercially reasonable and economical delivery schedule, and Immunicon shall have no obligation to manufacture or supply IMMC Conjugates or IMMC Hardware to RDS in advance of such delivery schedule. Immunicon shall notify RDS just prior to the shipment of an order.

          5.4   Except as otherwise mutually agreed in writing, Immunicon shall ship IMMC Conjugates and IMMC Hardware FOB to RDS by a mutually acceptable common carrier from the facility in which such items are manufactured or obtained by Immunicon, and title to and risk of loss of such items shall pass to RDS upon their delivery to such common carrier.

        6.    MAINTENANCE OF QUALITY/TRADEMARKS.

          6.1    Quality Standards.    Immunicon shall be responsible for maintaining commercially acceptable quality control standards in accordance with accepted industry practices in all manufacturing relating to the IMMC Conjugates and IMMC Hardware that it supplies to RDS hereunder, and RDS shall be responsible for maintaining commercially acceptable quality control standards in accordance with accepted industry practices for all Licensed RDS Products incorporating or utilizing IMMC Conjugates and IMMC Hardware.

          6.2    Use of IMMC Trademarks.    The IMMC Trademarks shall be solely owned by Immunicon. RDS agrees to use the IMMC Trademarks solely in connection with the Licensed RDS Products as indicated in Appendix A and in accordance with trademark standards that may be set by Immunicon and provided to RDS, and to avoid taking any action that would in any manner impair or detract from the value of the IMMC Trademarks or the goodwill and reputation of Immunicon. RDS hereby acknowledges Immunicon's sole ownership of the IMMC Trademarks and related goodwill. RDS agrees to provide a copy of the intended use of any such IMMC Trademarks to Immunicon for review and approval prior to such use, pursuant to Section 4.4 above.

        7.    CONSIDERATION/PRICING

          7.1   In consideration of the supply of IMMC Conjugates and IMMC Hardware hereunder, RDS shall compensate Immunicon for the indicated quantities of IMMC Conjugates and IMMC Hardware as set forth in the pricing schedule set forth in Appendix B and in addition shall pay to Immunicon the royalty set forth in this Section 7.1 as follows:

            a)    RDS shall pay to Immunicon [**] of RDS' Net Sales of Licensed RDS Products which comprise IMMC Conjugates or IMMC Hardware which are not at the time of sale assembled into a kit or other form of packaging wherein such IMMC Conjugates or IMMC Hardware are bundled, sold together or combined with other Licensed RDS Products or other products sold by RDS; and

            b)    RDS shall pay to Immunicon [**] of RDS' Net Sales of Licensed RDS Products which comprise at the time of sale IMMC Conjugates and/or IMMC Hardware assembled into a kit or other form of packaging wherein such IMMC Conjugates and/or IMMC Hardware are bundled, sold together or combined with other Licensed RDS Products or other products sold by RDS.

          7.2   "Net Sales" for purposes of royalty calculation under this Agreement means the actual sales of Licensed RDS Products by RDS and its Affiliates in the ordinary course of business to third party purchasers who are not Affiliates of either party. For the avoidance of doubt and by way of example and not limitation, Net Sales shall not include any transfer of any product which is used as a control, calibrator or as a stand-alone reagent, or which is used by RDS or its Affiliates in research, product development, demonstration or similar activities, or which is provided by RDS to an Affiliate, or is used by an Affiliate, or which is provided to any third party as free product, marketing or sales samples or the like or as a product sample for evaluation, or which is provided for use in research or clinical trials or similar studies and activities.

          7.3   Payments of royalty on account of Net Sales by RDS and its Affiliates due Immunicon hereunder shall be accounted for by RDS and paid to Immunicon within thirty (30) days following the close of the RDS accounting period for each calendar quarter during the term of this Agreement.

          7.4   Any royalty or other payment that may be due to be paid to any third party on account of use, sales or other transfer of RDS Technology as provided under the terms and conditions of this Agreement shall be accounted for and paid solely by RDS, and RDS hereby holds Immunicon harmless from and against any and all liabilities on account thereof.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        8.    FORECASTS; ORDERS AND DELIVERIES.

          8.1   RDS shall deliver to Immunicon, within thirty (30) days after the Effective Date, RDS's forecast for its requirements of IMMC Conjugates and IMMC Hardware for Licensed RDS Products for the remainder of 2003. Thereafter, at least sixty (60) days prior to the start of the next and each succeeding calendar quarter, RDS shall provide Immunicon with its non-binding best estimate of its requirements for IMMC Conjugates and IMMC Hardware for the next succeeding three (3) calendar quarters. Immunicon shall not ship the forecasted items to RDS, however, until RDS places an order.

          8.2   It is the intent of the parties that RDS and Immunicon shall cooperate with each other with respect to changes in their requirements and capacity so that each party may use reasonable commercial efforts to efficiently accommodate the needs of the other. Accordingly, in addition to the forecasts of quarterly requirements required by Section 8.1, RDS shall discuss with Immunicon any dramatic changes in its requirements, and Immunicon shall use reasonable commercial efforts, consistent with its then current capacity, to accommodate such dramatic changes within the next two (2) calendar quarters. In no event shall this Agreement be deemed to be breached or subject to termination if RDS's requirements hereunder should be reduced to zero from time to time, or if Immunicon shall fail to supply all of RDS' requirements of IMMC Conjugates or IMMC Hardware from time to time.

        9.    ACCESS TO BOOKS AND RECORDS.

        From time to time during the term of this Agreement, but not more frequently than two(2) times per year, RDS shall upon reasonable notice from Immunicon afford reasonable access to its offices to independent public accountants of Immunicon or other appropriate agents of Immunicon and permit such accountants or agents to inspect RDS' information, books and records, subject to appropriate assurances of confidentiality, to verify RDS' accounting of Net Sales, and the accuracy and completeness of the financial and other information related to the fulfillment by Immunicon of its obligations hereunder. In the event such inspection shall reveal an underpayment of royalty by RDS of [**] or more, RDS shall reimburse to Immunicon all of Immunicon's costs and expenses of such inspection and immediately pay to Immunicon such underpayment.

        10.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

          10.1      Immunicon's Representations, Warranties, and Covenants.    Immunicon hereby represents, warrants, and covenants the following:

            a)    Immunicon is a corporation duly organized, existing and in good standing under the laws of the state of Delaware and the United States of America, with full right, power and authority to enter into and perform this Agreement and to grant the license to RDS hereunder and all of the rights, powers, and authorities herein granted.

            b)    The execution, delivery and performance of this Agreement do not conflict with, violate, or breach any agreement to which Immunicon is a party.

            c)     This Agreement has been duly executed and delivered by Immunicon and is a legal, valid and binding obligation enforceable against Immunicon in accordance with its terms.

            d)    Immunicon shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

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Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

          10.2      RDS's Representations, Warranties, and Covenants.    RDS hereby represents, warrants, and covenants the following:

            a)    RDS is a corporation duly organized, existing and in good standing under the laws of the state of Minnesota and the United States of America, and has the full right, power, and authority to enter into and perform this Agreement and to grant the license to Immunicon hereunder and all of the rights, powers, and authorities herein granted.

            b)    The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which RDS is a party.

            c)     This Agreement has been duly executed and delivered by RDS and is a legal, valid, and binding obligation enforceable against RDS in accordance with its terms.

            d)    RDS shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

          10.3   Both parties hereto acknowledge that they have had the full opportunity to have this Agreement reviewed and approved by their own legal counsel and other advisors, are entering into this Agreement having made their own independent assessment and judgment concerning the business opportunity and legal rights and obligations under this Agreement and the terms and conditions hereof, and have not been induced to enter into this Agreement in any way or by any promise not expressly set forth herein. This Agreement has been jointly drafted by the parties and neither this Agreement nor any provision hereof shall be construed against either party merely because such party primarily or fully drafted any provision hereof.

          10.4   Immunicon shall indemnify, defend, and hold harmless RDS from any and all liability, damages, loss, cost, expense, suits, claims and judgments (including reasonable attorney's fees and costs) arising or alleged to arise directly from Immunicon's breach of its warranties herein or the conduct of Immunicon or its officers or employees or arising from the production use or sale of Licensed IMMC Products by Immunicon, or the supply of IMMC Conjugates or IMMC Hardware to RDS hereunder, except for any such liability, damages, loss, cost, expense, suits, claims and judgments caused by RDS's breach of its warranties herein.

          10.5   RDS shall indemnify, defend, and hold harmless Immunicon from any and all liability, damages, loss, cost, expense, suits, claims and judgments (including reasonable attorney's fees and costs) arising or alleged to arise directly from the RDS' breach of its warranties herein or the conduct of RDS or its officers or employees or arising from the use or sale of Licensed RDS Products by RDS, except for any such liability, damages, loss, cost, expense, suits, claims and judgments caused by Immunicon's breach of its warranties herein.

          10.6      Indemnification Procedure.    In the event of any claim under this Article 10, the party claiming the right to indemnity (the "Claimant") shall promptly notify the indemnifying party (the "Indemnitor") of such claim. Thereafter:

            a)    The Indemnitor will undertake the defense thereof by representatives of Indemnitor's own choosing reasonably satisfactory to Claimant. Claimant may, at its sole option and expense, elect to participate in such defense, but the Indemnitor shall assume the direction and control of such defense. The Claimant shall, at its expense, assist in and cooperate with the Indemnitor and its agents and insurers in the defense of such claims.

            b)    If Indemnitor, within a reasonable time after notice of any such claim, fails to defend, Claimant will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim for the account of Indemnitor, subject to the right of Indemnitor to assume the defense of such claim with counsel reasonably satisfactory to Claimant at any time prior to settlement, compromise or final determination thereof.

            c)     Anything in this Article 10 to the contrary notwithstanding, Indemnitor shall not, without Claimant's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim for anything other than money damages paid by Indemnitor which would have any adverse effect on Claimant. Indemnitor may, without Claimant's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim which requires solely money damages paid by Indemnitor and which includes as an unconditional term thereof the release of Claimant by the plaintiff from all liability in respect of such claim.

          10.7      Rejection and Return.    If any of the IMMC Conjugates or IMMC Hardware supplied by Immunicon to RDS hereunder breaches any warranty of Immunicon herein due to the fault of Immunicon and not due to any fault of RDS Technology or any substance or material supplied by RDS which is used or incorporated therein, RDS shall promptly notify Immunicon of such breach and may reject such IMMC Conjugates or IMMC Hardware within ninety (90) days after such breach should have reasonably been discovered and return such IMMC Conjugates or IMMC Hardware, if applicable, to Immunicon at Immunicon's expense.

        11.    FORCE MAJEURE.

          11.1   Neither party hereto shall be considered in default in the performance of its obligations hereunder to the extent that the performance thereof is prevented or delayed by strikes, labor difficulties, war (declared or undeclared), act of God or the public enemy, acts of terrorism, rebellions, civil strife, riots, interference by civil or military authorities, compliance with governmental laws, or rules and regulations or any other cause which is beyond the control of such party; provided, however, that the party whose performance is prevented from due performance hereunder by the force majeure shall use its reasonable efforts to remove the disability and recommence due performance hereunder at the earliest reasonable time.

          11.2   On the happening of an event of force majeure, the party forced by the event of force majeure to suspend performance (the "Suspending Party") shall promptly notify the other party (the "Recipient Party") of the event of force majeure, the cause thereof and, to the extent reasonably possible its best estimate of the duration of the suspension (the "Failure Period"). The notice described in this Section shall hereinafter be referred to as the "Suspension Notice."

          11.3   If a failure of performance due to a force majeure occurs and continues for a period in excess of fourteen (14) days, or if a Suspension Notice advises the Recipient Party that a failure of performance will continue for a period in excess of fourteen (14) days, then the Recipient Party may, at its option, contract with any third person for an alternate supply of any item or service to which the failure of performance applies. Any such contract shall be referred to hereafter as an "Alternate Source Contract."

          11.4   The Recipient Party shall use all good faith, consistent with sound business practice, to obtain an Alternate Source Contract which will not extend for a period longer than the length of any stated Failure Period; provided, however, no Alternate Source Contract shall extend for a period longer than six (6) months unless consented to in writing by the Suspending Party, or unless the Failure Period described in any Suspension Notice is greater than six (6) months (in which case an Alternate Source Contract may extend for the length of the Failure Period described in the Suspension Notice).

          11.5   If any Failure Period continues for a period in excess of twelve (12) months, or if the Suspension Notice states that the Failure Period will continue for greater than twelve (12) months, the Recipient Party may at its option terminate this Agreement, only with respect to the Licensed RDS Products or Licensed IMMC Products, as the case may be, which are subject to such force majeure, by thirty (30) days written notice. If not so terminated, however, this Agreement shall remain in full force and effect until this Agreement is terminated by its terms.

        12.    ASSIGNMENT.

        Except as otherwise expressly provided herein, this Agreement may not be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any such attempted assignment shall be void and unenforceable; provided, however, that either party may assign its rights and obligations hereunder without the consent of the other party to an Affiliate of such party, or to a successor in interest to substantially all of the business or such party or of the stock, equity or assets of such party to which this Agreement relates.

        13.    NOTICES.

        All notices which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed effective: (i) upon receipt if given in writing and delivered personally; or (ii) five (5) business days after it shall have been deposited in the regular mail, registered or certified mail, postage prepaid; or (iii) one (1) day after it shall have been delivered to an overnight courier service, such as Federal Express, all charges prepaid, addressed as follows:

    If to RDS, to:

      Research and Diagnostic Systems, Inc.
      614 McKinley Place N.E.
      Minneapolis, Minnesota 55413
      Attention: President

      And

    If to Immunicon, to:

      Immunicon Corporation
      3401 Masons Mill, Suite 100
      Huntingdon Valley, PA 19006

      Attention: Edward L. Erickson
      Chairman, President and Chief Executive Officer
      Phone: 215.830.0777
      Fax: 215.830.0751

        Any of the addresses or addressees set forth in this Article may be changed from time to time by written notice from the party requesting the change.

        14.    CONFIDENTIALITY OF INFORMATION.

          14.1   The parties may wish, from time to time in connection with this Agreement, to disclose certain of their confidential information to each other. While this Agreement is in effect and for five (5) years thereafter, all information disclosed hereunder to a party by the other party shall be considered confidential information and a party receiving any such confidential information (the "Receiving Party") shall not itself use for any purpose other than for which it was disclosed, and shall prevent the disclosure to third parties of, any and all of such confidential information, provided that the Receiving Party's obligation hereunder shall not apply to information that:

            a)    is already in the Receiving Party's possession at the time of disclosure thereof, as evidenced by its written records, and was not previously received under an obligation of confidentiality to the party disclosing the confidential information;

            b)    is or subsequently becomes part of the public domain through no fault or action of the Receiving Party;

            c)     is subsequently received by the Receiving Party from a third party having no obligation of confidentiality to the party disclosing the confidential information; or

            d)    is disclosed to third parties as required by law or governmental regulation.

          14.2   Section 14.1 notwithstanding, information disclosed by one party to another shall still be deemed confidential information of the party disclosing such information subject to the protection of this Article 14 if such disclosed information is

            a)    a specific embodiment that is only generally described by information in the public domain or the Receiving Party's possession or

            b)    a combination that can be pieced together and reconstructed from multiple sources, none of which shows the whole combination of materials, its principle of operation, and method of use.

        15.    CONTRACT INTERPRETATION.

          15.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States of America, without giving regard to choice of law or conflict of law provisions.

          15.2    Publicity.    Neither party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation, including without limitation as may be required in connection with any filings made with the United States Securities and Exchange Commission or by the disclosure policies of a major Stock or Securities Exchange.

          15.3    Modification and Amendment.    No supplement, modification or amendment of this Agreement, including the Appendices thereof, shall be binding unless in writing and executed by RDS and Immunicon.

          15.4    Severability.    To the extent that any provision of this Agreement is found by a court of competent jurisdiction to violate any applicable law or regulation in any jurisdiction, or does so in the opinion of counsel mutually acceptable to both parties, such provision shall be deemed modified only in that jurisdiction and then only to the extent necessary to comply with such law or regulation. In such circumstances, the parties agree to negotiate in good faith amendments to this Agreement designed to restore to the parties the economic benefits they held under this Agreement prior to the modification.

          15.5    Counterparts and Headings.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

          15.6    Relationship of the Parties.    The status of Immunicon and RDS hereunder is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship between the parties, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

          15.7    Waiver.    No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the party entitled to grant such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

          15.8    Patents and Trademarks.    No right or license is granted by either party hereunder, except as expressly stated herein, to use or practice any patent rights of the other party, or to use the name, trademarks or tradenames of the other party. Nothing in this Agreement shall be construed as conferring any right on either party to use or exploit any trade secret or other proprietary right of the other party, except as expressly set forth herein or as may be otherwise separately agreed in writing by the parties.

          15.9    Dispute Resolution.    In the event of any dispute between the parties concerning this Agreement, the parties shall first attempt a resolution thereof by referring the dispute to senior management representatives of each party who shall discuss the matter between them and attempt to reach a reasonable compromise or other disposition of the dispute. In the event such a compromise or disposition cannot be achieved, the dispute shall be referred to Endispute or another similar mutually acceptable dispute resolution organization for a decision resolving the dispute, in accordance with the rules of dispute resolution proceedings of such organization, which decision shall be binding upon the parties. The parties shall in any event share equally all costs and expenses involved in any such dispute resolution proceeding.

          15.10    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings of the parties relating thereto, whether written or oral; provided, however, that the relevant provisions of any confidential disclosure agreement, material transfer agreement, stock purchase agreement or similar agreement previously or contemporaneously entered into between the parties shall survive to the extent applicable to the rights, duties and obligations of the parties thereunder. Any Appendices referred to in this Agreement are incorporated by reference and made a part of this Agreement. The terms of any purchase order, equivalent document or acknowledgment prepared in connection with this Agreement shall be binding on the parties only to the extent not inconsistent herewith.

        IN WITNESS WHEREOF, the parties hereto have set their hands through their duly authorized representatives, whereby they evidence their intention to be legally bound.

Research and Diagnostic Systems, Inc.		Immunicon Corporation
By:	/s/ THOMAS E. OLAND	By:	/s/ EDWARD L ERICKSON
Name:	Thomas E. Oland	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	Aug. 12, 2003	Date:

APPENDIX A: IMMC CONJUGATES and IMMC HARDWARE, Corresponding IMMC Trademark, Relevant Specifications, and Delivery Schedule

Item	Corresponding IMMC Trademark	Relevant Specifications	Delivery Schedule
IMMC Conjugates	[to be determined]	To be mutually agreed upon	To be mutually agreed upon
IMMC HARDWARE	[to be determined]	To be mutually agreed upon	To be mutually agreed upon

Appendix A agreed to and accepted by:

Research and Diagnostic Systems, Inc.		Immunicon Corporation
By:	/s/ THOMAS E. OLAND	By:	/s/ EDWARD L ERICKSON
Name:	Thomas E. Oland	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	Aug. 12, 2003	Date:	August 14, 2003

APPENDIX B: Transfer Pricing Schedule, Unit Size, Minimum Order*
15.10.1.1.1.1.1.1.1

Item	Unit Size	Minimum Order	Transfer Pricing Schedule
[**]		[**] (maybe mutually modified)	[**] IMMC agrees to ship the [**]
[**] [**]		(to be mutually agreed upon by the parties)
[**] The parties agree that they will negotiate in good faith commercially reasonable terms and conditions of a further written agreement or amendment to this Agreement to permit RDS, at a mutually agreed upon later date, to conjugate this or other antibodies to [**] with the necessary instruction provided by Immunicon.
[**]		[**] (maybe mutually modified)	[**]

*
Immunicon will make available IMMC magnets as part of IMMC Hardware to RDS at [**]

Appendix B agreed to and accepted by:

Research and Diagnostic Systems, Inc.		Immunicon Corporation
By:	/s/ THOMAS E. OLAND	By:	/s/ EDWARD L ERICKSON
Name:	Thomas E. Oland	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	Aug. 12, 2003	Date:	August 14, 2003
**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

APPENDIX C:

LICENSED RDS PRODUCTS:

Authorized Products	Description	Notes
LICENSED PRODUCTS:	[**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**]	RDS may amend this list by written notice to Immunicon, with the understanding that such new items are subject to the agreed upon royalties hereunder and all other terms and conditions of this Agreement.

Reagent Development	Description	Notes
[**] [**]	[**]	The parties agree that Immunicon may request R&D Systems to add to this reagent development list in accordance with Section 3.5 hereunder

Appendix C agreed to and accepted by:

Research and Diagnostic Systems, Inc.		Immunicon Corporation
By:	/s/ THOMAS E. OLAND	By:	/s/ EDWARD L ERICKSON
Name:	Thomas E. Oland	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	Aug. 12, 2003	Date:	August 14, 2003
**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

APPENDIX D: Patent Coverage included in IMMC Patent Rights

Item	Relevant Patents
IMMC Patent Rights:	US 4,551,435 Selective removal of immunospecifically recognizable substances from solution;
US 4,795,698 Magnetic-polymer particles
US 5,108,933 Manipulation of colloids for facilitating magnetic separations
US 5,200,084 Apparatus and methods for magnetic separation
US 5,608,271 Methods for the manufacture of magnetically responsive particles
US 6,120,856 Coated, Resuspendable Magnetically Responsive Transition Metal Oxide Particles and Method for the Preparation Thereof
IMMC HARDWARE: Magnets	US 5,186,827 Apparatus for magnetic separation featuring external magnetic means
US 5,200,084 Apparatus and methods for magnetic separation
IMMC Foreign Counterparts	PCT/US86/020393—Magnetic polymer particles (EP, JP, CA)
PCT/US91/06265—Apparatus and methods for magnetic separation (EP, JP, CA)
PCT/US96/05058—Improved methods for manufacture of magnetically responsive particles (EP, JP, CA)

Appendix D agreed to and accepted by:

Research and Diagnostic Systems, Inc.		Immunicon Corporation
By:	/s/ THOMAS E. OLAND	By:	/s/ EDWARD L ERICKSON
Name:	Thomas E. Oland	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	Aug. 12, 2003	Date:	August 14, 2003
**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

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  Exhibit 10.30